                                                                  Exhibit (m)(2)

                        WILLIAMS CAPITAL MANAGEMENT TRUST

                       SHAREHOLDER SERVICING PLAN ("PLAN")

                                 SERVICE SHARES

         Section 1. Each of the proper officers of Williams Capital Management Trust (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship ("Servicing Agents") with the beneficial owners of Service Shares in any of the Trust's series (collectively, "Shares"), provided that any material modifications of services listed in the Agreement shall be presented for approval or ratification by the Trustees at the next regularly scheduled Board Meeting. Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own Shares of the portfolios listed on Exhibit I, as it may be amended from time to time (the "Funds"), in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.25% of the average daily net asset value of the Shares beneficially owned by or attributable to such clients. Affiliates of the Trust's distributor, administrator and investment adviser are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne by the holders of the Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Shares of a particular Fund, then the expenses may be allocated between or among the Shares of the Funds pursuant to the Trust's Rule 18f-3 Plan.

         Section 2. The Trust's distributor shall monitor the arrangements pertaining to the Trust's Agreements with Servicing Agents. The Trust's distributor shall not, however, be obligated by this Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

         Section 3. So long as this Plan is in effect, the Trust's distributor shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the general purposes for which such expenditures were made.

         Section 4. Unless sooner terminated, this Plan shall continue in effect indefinitely.

         Section 5. The Trust's Board of Trustees may amend this Plan at any time with respect to any Fund.

         Section 6. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Trustees.
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Adopted:             December 19, 2002
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                                    EXHIBIT I

                        WILLIAMS CAPITAL MANAGEMENT TRUST

              Williams Capital Liquid Assets Fund - Service Shares

                                   APPENDIX A

                        WILLIAMS CAPITAL MANAGEMENT TRUST

                           FORM OF SERVICING AGREEMENT

To:      [Shareholder Organization]

         We wish to enter into this Servicing Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares ("Shares") of the portfolio series (the "Funds") of Williams Capital Management Trust (the "Trust") offered by us.

         The terms and conditions of this Agreement are as follows:

         1. You agree to provide the following support services to Clients who may from time to time beneficially own Shares(1):(i) establishing and maintaining accounts and records relating to Clients that invest in Shares; (ii) processing dividend and distribution payments from the Trust on behalf of Clients; (iii) providing information periodically to clients showing their positions in Shares and integrating such statements with those of other transactions and balances in Client's other accounts serviced by you; (iv) arranging for bank wires; (v) responding to Client inquiries relating to the services performed by you; (vi) responding to routine inquiries from Clients concerning their investments in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by Clients or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (ix) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors; (x) assisting Clients in changing dividend options, account designations and addresses; (xi) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

         Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

         Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statement of additional information, annual report and semi-annual report for Shares, copies of which will supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

--------
(1) Services may be modified or omitted in the particular case and items renumbered.

         Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless and the Trust harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of shareholders. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

         Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefore, a fee at the annual rate of 0.25% of the average daily net asset value of the Shares beneficially owned by your Clients for whom you provide services hereunder (the "Clients' Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares involved for purposes of purchases and redemptions. By your written acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued hereunder on any day with respect to the Clients' Shares in any Fund that declares its net investment income as a dividend to shareholder on a daily basis does not exceed the income to be accrued by us to such Shares on that day. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and our Trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to the our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 7. We may enter into other similar Agreements with any other person or persons without your consent.

         Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with the investment of your Clients' assets in Shares, will be disclosed by you to your Clients, will be authorized by your Clients and will not be excessive; (ii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Shares; and (iii) in the event an issue pertaining to our Shareholder Servicing Plan is submitted for shareholder approval, you will vote any shares held for your own account in the same proportion as the vote of those shares held for your Clients' accounts.

         Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by our designee or us. Unless sooner terminated, this Agreement will continue indefinitely. This Agreement is terminable with respect to the Shares, without penalty, at any time by the Trust (which termination may be by vote of a majority of the Trustees or by vote of the holders of a majority of the outstanding Shares of the relevant class) or by you or us upon notice to the other party hereto.

         Section 10. All notices and other communications to either you or us will by duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

         Section 11. This Agreement will be construed in accordance with the laws of the State of Delaware, unless superseded by federal law. This Agreement is non-assignable by the parties hereto.

         Section 12. This Agreement has been approved by vote of a majority of the Trust's Board of Trustees.

         Section 13. Copies of the Certificate of Trust of the Trust are on file with the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust. No Trustee, officer, employee or agent of the Trust when acting in such capacity shall be subject to any personal liability whatsoever, in his or her individual capacity, to any person in connection with the affairs of the Trust; and all such persons shall look solely to the Trust's property for satisfaction of claims of any nature against a trustee, officer, employee or agent of the Trust in connection with the affairs of the Trust.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o State Street Bank and Trust Company, One Federal Street, Boston, Massachusetts 02110.

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
                                          Very truly yours,

                                          WILLIAMS CAPITAL MANAGEMENT TRUST

                                          By:
                                              ------------------------
Date:                                          (Authorized Officer)
     ------------------------


                                          Accepted and Agreed to:
                                          [SHAREHOLDER ORGANIZATION]

                                          By:
                                              ------------------------
Date:                                          (Authorized Officer)
     ------------------------

Address of Shareholder Organization:
                                          ----------------------------

                                          ----------------------------

                                          ----------------------------
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